     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 1, 2003
                                                      REGISTRATION NO. 333-_____
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 _______________
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 _______________

                           ACACIA RESEARCH CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                                        95-4405754
    (STATE OR OTHER JURISDICTION OF                         (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)                       IDENTIFICATION NUMBER)

                            500 NEWPORT CENTER DRIVE
                         NEWPORT BEACH, CALIFORNIA 92660
                      (ADDRESS PRINCIPAL EXECUTIVE OFFICES)

                      2002 COMBIMATRIX STOCK INCENTIVE PLAN
                  2002 ACACIA TECHNOLOGIES STOCK INCENTIVE PLAN
                           (FULL TITLES OF THE PLANS)

                                  PAUL R. RYAN
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                            500 NEWPORT CENTER DRIVE
                         NEWPORT BEACH, CALIFORNIA 92660
                     (NAME AND ADDRESS OF AGENT FOR SERVICE)

                                 (949) 480-8300
          (TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:

                                 MARK J. KELSON
                     ALLEN MATKINS LECK GAMBLE & MALLORY LLP
                      1901 AVENUE OF THE STARS, 18TH FLOOR
                          LOS ANGELES, CALIFORNIA 90067
                                 (310) 788-2400


                                                       CALCULATION OF REGISTRATION FEE
========================================== ==================== ===================== ==================== =====================
                                                                  PROPOSED MAXIMUM     PROPOSED MAXIMUM
         TITLE OF EACH CLASS OF               AMOUNT TO BE       OFFERING PRICE PER   AGGREGATE OFFERING        AMOUNT OF
       SECURITIES TO BE REGISTERED           REGISTERED (1)          SHARE (2)               PRICE           REGISTRATION FEE
------------------------------------------ -------------------- --------------------- -------------------- ---------------------
2002 CombiMatrix Stock Incentive Plan        600,000 shares            $4.28              $2,568,000             $207.75
Acacia Research - CombiMatrix Common
Stock, $0.001 par value
(options available for future grant) ....
------------------------------------------ -------------------- --------------------- -------------------- ---------------------
2002 Acacia Technologies Stock
 Incentive Plan
Acacia Research - Acacia Technologies
Common Stock, $0.001 par value
(options available for future grant) ....    500,000 shares            $4.69              $2,345,000             $189.71
------------------------------------------ -------------------- --------------------- -------------------- ---------------------
2002 CombiMatrix Stock Incentive Plan
Acacia Research - CombiMatrix Common
Stock, $0.001 par value
(currently outstanding options)..........   2,568,760 shares           $8.26              $21,217,957           $1,716.53
------------------------------------------ -------------------- --------------------- -------------------- ---------------------
2002 Acacia Technologies Stock Incentive
Plan
Acacia Research - Acacia Technologies
Common Stock, $0.001 par value
(currently outstanding options)..........   3,359,800 shares           $9.57              $32,153,286           $2,601.20
------------------------------------------ -------------------- --------------------- -------------------- ---------------------

                                    total                                                 $58,284,243           $4,715.19
========================================== ==================== ===================== ==================== =====================

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(2) The proposed maximum offering price per share is estimated solely for the purpose of computing the amount of the registration fee under Rule 457(c) and (h). With respect to the 600,000 shares of Acacia Research - CombiMatrix Common Stock reserved for future issuance under the 2002 CombiMatrix Stock Incentive Plan, the proposed maximum offering price per share is based on the average of the high and low sale price of $4.28 per share of the Acacia Research - CombiMatrix Common Stock reported on the Nasdaq SmallCap Market on September 30, 2003. With respect to the 500,000 shares of Acacia Research - Acacia Technologies Common Stock reserved for future issuance under the 2002 Acacia Technologies Stock Incentive Plan, the proposed maximum offering price per share is based on the average of the high and low sale price of $4.69 per share of the Acacia Research - Acacia Technologies Common Stock reported on the Nasdaq National Market on September 30, 2003. With respect to the 2,568,760 shares of Acacia Research-CombiMatrix Common Stock subject to currently outstanding options under the 2002 CombiMatrix Stock Incentive Plan, the proposed maximum offering price per share is based on the per share weighted average exercise price of the stock options. With respect to the 3,359,800 shares of Acacia Research-Acacia Technologies Common Stock subject to currently outstanding options under the 2002 Acacia Technologies Stock Incentive Plan, the proposed maximum offering price per share is based on the per share weighted average exercise price of the stock options.

                                EXPLANATORY NOTE

          Acacia Research Corporation, a Delaware corporation (the "Registrant"), previously filed a Registration Statement on Form S-8 (Registration No. 333-102181) (the "Prior Registration Statement") with the Securities and Exchange Commission on December 23, 2002, for the purpose of registering shares of the Registrant's Acacia Research-CombiMatrix common stock, par value $0.001 per share, issuable upon the grant of awards or the exercise of options granted pursuant to the 2002 CombiMatrix Stock Incentive Plan (the "CombiMatrix Plan"), and shares of the Registrant's Acacia Research-Acacia Technologies common stock, par value $0.001 per share, issuable upon the grant of awards or the exercise of options granted pursuant to the 2002 Acacia Technologies Stock Incentive Plan (the "Acacia Technologies Plan"). At the time of the filing of the Prior Registration Statement, 8,510,315 shares of Acacia Research-CombiMatrix Common Stock were authorized for issuance under the CombiMatrix Plan and 5,207,855 shares of Acacia Research-Acacia Technologies common stock were authorized for issuance under the Acacia Technologies Plan. On January 2, 2003, (1) the number of shares of Acacia Research-CombiMatrix common stock authorized for issuance pursuant to the CombiMatrix Plan was automatically increased by 600,000 shares pursuant to the automatic share increase provisions of Section V.B of Article I of the CombiMatrix Plan, and (2) the number of shares of Acacia Research-Acacia Technologies common stock authorized for issuance pursuant to the Acacia Technologies Plan was automatically increased by 500,000 shares pursuant to the automatic share increase provisions of Section V.B. of Article I of the Acacia Technologies Plan.

          The Registrant hereby files this Registration Statement on Form S-8 for the purpose of registering (1) an additional 600,000 shares of Acacia Research-CombiMatrix common stock, issuable upon the grants of awards or the exercise of options granted pursuant to the CombiMatrix Plan, (2) an additional 500,000 shares of Acacia Research-Acacia Technologies common stock issuable upon the grants of awards or the exercise of options granted pursuant to the Acacia Technologies Plan, (3) the resale of shares which may be sold following the exercise of currently outstanding options to purchase 2,568,760 shares of Acacia Research-CombiMatrix common stock held by current officers and directors of the Registrant, and (4) the resale of shares which may be sold following the exercise of currently outstanding options to purchase 3,359,800 shares of Acacia Research-Acacia Technologies common stock held by current officers and directors of the Registrant. Pursuant to General Instruction E to Form S-8, the Registrant incorporates by reference herein the contents of the Prior Registration Statement, including the information incorporated therein by reference.

          This Registration Statement brings the total number of authorized and registered shares of Acacia Research-CombiMatrix Common Stock under the CombiMatrix Plan to 9,110,315 and the total number of authorized and registered shares of Acacia Research-Acacia Technologies Common Stock under the Acacia Technologies Plan to 5,707,855.

          This registration statement contains two parts. The first part contains a reoffer prospectus prepared in accordance with Part I of Form S-3. The second part contains information required in the registration statement under Part II of Form S-8. The plan information specified by Part I of Form S-8 is not being filed with the Securities and Exchange Commission as permitted by the Note in Part I of Form S-8. This plan information, the statement of availability of registrant information and any other information required by
Item 2 of Form S-8 will be sent or given to participants of the employee benefit plans as specified by Rule 428 under the Securities Act of 1933.

REOFFER PROSPECTUS



                           ACACIA RESEARCH CORPORATION

                               3,359,800 SHARES OF

                ACACIA RESEARCH-ACACIA TECHNOLOGIES COMMON STOCK

                                       AND

                               2,568,760 SHARES OF

                    ACACIA RESEARCH-COMBIMATRIX COMMON STOCK

                           __________________________

         This prospectus covers the sale of our Acacia Research-Acacia Technologies common stock and Acacia Research-CombiMatrix common stock by the selling security holders identified in this prospectus. We will not receive any proceeds from the sale of Acacia Research-Acacia Technologies common stock and Acacia Research-CombiMatrix common stock by the selling security holders. The selling security holders are current officers and directors who acquired their shares of Acacia Research-CombiMatrix common stock under our employee benefit plans prior to the filing of the registration statement of which this reoffer prospectus is a part.

         Our Acacia Research-CombiMatrix common stock is traded on the Nasdaq SmallCap Market under the symbol "CBMX." On September 30, 2003, the last reported sale price of a share of our Acacia Research-CombiMatrix common stock on the Nasdaq SmallCap Market was $4.55.

         Our Acacia Research-Acacia Technologies common stock is traded on the Nasdaq National Market under the symbol "ACTG." On September 30, 2003, the last reported sale price of a share of our Acacia Research-Acacia Technologies common stock on the Nasdaq National Market was $4.75.

         INVESTING IN OUR ACACIA RESEARCH-ACACIA TECHNOLOGIES COMMON STOCK AND ACACIA RESEARCH-COMBIMATRIX COMMON STOCK INVOLVES RISKS, SOME OF WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.






                 The date of this prospectus is October 1, 2003

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SELLING SECURITY HOLDERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF ACACIA RESEARCH-ACACIA TECHNOLOGIES COMMON STOCK AND ACACIA RESEARCH-COMBIMATRIX COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THE SHARES.

                          ____________________________

                                TABLE OF CONTENTS
                                                                          Page
                                                                          ----
Summary...............................................................     1
Forward Looking Statements............................................     3
Risk Factors..........................................................     4
Use of Proceeds.......................................................     23
Dilution..............................................................     23
Selling Security Holders..............................................     23
Plan of Distribution..................................................     25
Experts...............................................................     26
Legal Matters.........................................................     26
Where You Can Find Additional Information.............................     27
Information Incorporated by Reference.................................     27

                                     SUMMARY

     Acacia Research Corporation develops, acquires and licenses enabling technologies for the life sciences and media technologies sectors, which comprise our two business groups.

     Our life sciences business, referred to as the "CombiMatrix group," is comprised of our wholly-owned subsidiary, CombiMatrix Corporation and CombiMatrix Corporation's subsidiaries, Advanced Material Sciences, Inc., or Advanced Material Sciences, and CombiMatrix K.K. Our core technology opportunity in the life sciences sector has been developed by CombiMatrix Corporation. CombiMatrix Corporation is a life sciences technology company with a proprietary system for rapid, cost competitive creation of DNA and other compounds on a programmable semiconductor chip. This proprietary technology has significant applications relating to genomic and proteomic research. Advanced Material Sciences, a development stage company, holds the exclusive license for CombiMatrix Corporation's biological array processor technology in certain fields of material sciences. CombiMatrix K.K., an indirect wholly-owned Japanese corporation located in Tokyo, is exploring opportunities for CombiMatrix Corporation's active biochip system with academic, pharmaceutical and biotechnology organizations in the Asian market.

     Our media technologies business, collectively referred to as the "Acacia Technologies group," owns patented intellectual property in the media technologies sector. The Acacia Technologies group owns patented digital media transmission, or DMT, technology enabling the digitization, encryption, storage, transmission, receipt and playback of digital content. The DMT technology is protected by five U.S. and seventeen international patents. The DMT technology is utilized by a variety of companies, including cable companies, hotel in-room entertainment companies, Internet movie companies, Internet music companies, on-line adult entertainment companies, on-line learning companies and other companies that stream audio or audio/video content. The Acacia Technologies group also owns technology known as the V-chip. The V-chip was adopted by manufacturers of televisions sold in the U.S. to provide blocking of certain programming based upon its content rating code, in compliance with the Telecommunications Act of 1996. The V-chip technology was protected by U.S. Patent No. 4,554,584, which expired in July 2003.

     Following is a summary of the principal wholly-owned companies that constitute our two business groups:


    GROUP / COMPANY                         DESCRIPTION OF BUSINESS
    ---------------                         -----------------------

COMBIMATRIX GROUP:

CombiMatrix Corporation           A life sciences technology company with a
                                  proprietary system for rapid, cost competitive creation of DNA and other compounds on a programmable semiconductor chip. This proprietary technology has significant applications relating to genomic and proteomic research, biological and chemical detection and combinatorial chemistry markets.

                                  Advanced Material Sciences, a development stage company and majority-owned subsidiary of CombiMatrix Corporation, holds the exclusive license for CombiMatrix Corporation's biological array processor technology in certain fields of material sciences.

                                  CombiMatrix K.K., an indirect wholly-owned
                                  Japanese subsidiary of CombiMatrix
                                  Corporation, is exploring opportunities for
                                  CombiMatrix Corporation's active biochip system with pharmaceutical and biotechnology companies in the Asian market.

ACACIA TECHNOLOGIES GROUP:

Acacia Media Technologies         A media technology company that owns patented
Corporation                       digital media transmission technology used to
                                  digitize, encrypt, store, transmit, receive and playback digitized content sent via pathways such as cable, satellite and the Internet, and covering a variety of services such as those commonly known as video-on-demand, audio-on-demand and streaming media.

Soundview Technologies            A media technology company that owns
Incorporated                      intellectual property related to the
                                  telecommunications field, including a
                                  television blanking system, also known as "V-chip," which it licenses to television manufacturers.


RECAPITALIZATION AND MERGER TRANSACTIONS

     On December 11, 2002, our stockholders voted in favor of a recapitalization transaction whereby we created two new classes of common stock called "Acacia Research-CombiMatrix stock," or AR-CombiMatrix stock, and "Acacia Research-Acacia Technologies stock," or AR-Acacia Technologies stock, and divided our then-existing Acacia Research common stock into shares of the two new classes of common stock. AR-CombiMatrix stock is intended to reflect separately the performance of our CombiMatrix group, and to benefit from its licensing and research and development efforts. AR-Acacia Technologies stock is intended to reflect separately the performance of our Acacia Technologies group and to benefit from the licensing of its technologies. In the recapitalization, which became effective on December 13, 2002, Acacia Research Corporation stockholders received 0.5582 of a share of AR-CombiMatrix stock, and one share of AR-Acacia Technologies stock, for each share of Acacia Research common stock that they owned. Although our AR-CombiMatrix stock and our AR-Acacia Technologies stock are intended to reflect the performance of our different business groups, they are both classes of common stock of Acacia Research Corporation and are not stock issued by the respective groups.

     On December 11, 2002, our stockholders and CombiMatrix Corporation's stockholders also voted in favor of a merger transaction pursuant to which we acquired the stockholder interests in CombiMatrix Corporation not already owned by us (52% of the total stockholder interests in CombiMatrix Corporation). The acquisition was accomplished through a merger, effective December 13, 2002, in which stockholders of CombiMatrix Corporation other than Acacia Research Corporation received one share of our new AR-CombiMatrix stock in exchange for each share of CombiMatrix Corporation common stock that they owned immediately prior to the merger.

RECENT EQUITY TRANSACTIONS

     In May 2003, we issued 2,416,502 shares, and warrants to purchase 1,208,252 shares (subject to adjustment under certain circumstances), of our AR-CombiMatrix stock to certain selling security holders in a private placement. In July 2003, we issued 295,790 shares of our AR-CombiMatrix stock to certain selling security holders pursuant to a purchase agreement in which the consideration for the shares consisted of shares of Advanced Material Sciences, Inc. common stock. The shares described above, including the shares issuable upon the exercise of the warrants described above, are covered by a registration statement on Form S-3, filed July 7, 2003.

     In July 2003, we issued 200,000 shares of our AR-CombiMatrix stock to certain selling security holders pursuant to common stock purchase agreements in which the consideration for the shares consisted of shares of common stock of CombiMatrix Corporation's CombiMatrix K.K. subsidiary. These shares are covered by a registration statement on Form S-3, filed August 27, 2003.

     We were incorporated in California in January 1993, and we reincorporated in Delaware in December 1999. We maintain our executive offices at 500 Newport Center Drive, 7th Floor, Newport Beach, California 92660, and our telephone number is (949) 480-8300.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are statements that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words "may," "will," "expect," "believe," "estimate," "anticipate," "intend," "continue," and other similar expressions or the negative of these terms. You should be aware that the matters described in our forward-looking statements are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Statements regarding the following subjects are forward-looking by their nature:

         o    our business strategies;

         o    market trends and risks;

         o    assumptions regarding economic conditions;

         o    circumstances affecting anticipated revenues and costs; and

         o    legislative, regulatory and competitive developments.

     These forward-looking statements are subject to various risks and uncertainties, including those related to:

         o    the recent slowdown affecting technology companies;

         o    our ability to successfully develop products;

         o    rapid technological change in our markets;

         o    anticipated sources of future revenues;

         o    changes in demand for our future products;

         o    our ability to raise capital in the future; and

         o    the adequacy of our capital resources to fund our operations.

     Other risks, uncertainties and factors, including those discussed under "Risk Factors" in this prospectus or described in reports that we file from time to time with the Securities and Exchange Commission, such as our Forms 10-K and 10-Q, could cause our actual results and those of our industries to differ materially from those projected in any forward-looking statements we make. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                  RISK FACTORS

     AN INVESTMENT IN OUR STOCK INVOLVES A NUMBER OF RISKS. BEFORE MAKING A DECISION TO PURCHASE OUR STOCK, YOU SHOULD CAREFULLY CONSIDER ALL OF THE RISKS DESCRIBED IN THIS PROSPECTUS. IF ANY OF THE RISKS DISCUSSED IN THIS PROSPECTUS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE MATERIALLY AND ADVERSELY AFFECTED. IF THIS WERE TO OCCUR, THE TRADING PRICES OF OUR STOCK COULD DECLINE SIGNIFICANTLY AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

                                  GENERAL RISKS

THE CONTINUING WORLDWIDE ECONOMIC SLOWDOWN AND RELATED UNCERTAINTIES MAY CONTINUE TO ADVERSELY IMPACT OUR REVENUES AND OPERATING RESULTS.

     Slower economic activity, concerns about inflation, decreased consumer confidence, reduced corporate profits and capital spending, adverse business conditions and liquidity concerns in the technology and biotechnology and related industries, and recent international conflicts and terrorist and military activity have resulted in a continuing downturn in worldwide economic conditions. We cannot predict the timing, strength and duration of any economic recovery in our industries. In addition, the events of September 11, 2001 and subsequent international conflicts and terrorist acts can be expected to place further pressure on economic conditions in the United States and worldwide. These conditions make it extremely difficult for us to accurately forecast and plan future business activities. If such conditions continue or worsen, our business, financial condition and results of operations will likely be materially and adversely affected.

BECAUSE OUR BUSINESS OPERATIONS ARE SUBJECT TO MANY INHERENT AND UNCONTROLLABLE RISKS, WE MAY NOT SUCCEED.

     We have significant economic interests in our subsidiary companies. Our business operations are subject to numerous risks, challenges, expenses and uncertainties inherent in the establishment of new business enterprises. Many of these risks and challenges are subject to outside influences over which we have no control, including:

         o our subsidiary companies' products and services face uncertain market acceptance;

         o technological advances may make our subsidiary companies' products and services obsolete or less competitive;

         o competition is intense in the industries in which our subsidiaries do business;

         o increases in operating costs, including costs for supplies, personnel and equipment;

         o the availability and cost of capital; o general economic conditions; and

         o governmental regulation that excessively restricts our subsidiary companies' businesses.

     We cannot assure you that our subsidiary companies will be able to market any product or service on a large commercial scale, that our subsidiary companies will ever achieve or maintain profitable operations or that they, or we, will be able to remain in business.

WE HAVE A HISTORY OF LOSSES AND EXPECT TO INCUR ADDITIONAL LOSSES IN THE FUTURE.

     We have sustained substantial losses since our inception resulting in an accumulated deficit, as of June 30, 2003, of $172.4 million (including a reclassification of accumulated deficit in the amount of $21.7 million to permanent capital representing the fair value of the ten percent (10%) stock dividend paid in 2001) on a consolidated basis. We may never become profitable or if we do, we may never be able to sustain profitability. We expect to incur significant research and development, marketing, general and administrative expenses. As a result, we expect to incur significant losses for the foreseeable future.

BECAUSE OUR OPERATING RESULTS HAVE FLUCTUATED SIGNIFICANTLY AND MAY CONTINUE TO DO SO IN THE FUTURE, OUR STOCK PRICES MAY BE VERY VOLATILE.

     Our operating results may vary significantly from quarter to quarter due to a variety of factors, including:

         o the operating results of our current and future subsidiary companies;

         o the nature and timing of our investments in new subsidiary companies;

         o our decisions to acquire or divest interests in our current and future subsidiaries, which may create changes in losses or income and amortization of goodwill;

         o changes in our methods of accounting for our current and future subsidiaries, which may cause us to recognize gains or losses under applicable accounting rules;

         o the timing of the sales of equity interests in our current and future subsidiary companies;

         o our ability to effectively manage our growth and the growth of our subsidiary companies;

         o    general economic conditions; and

         o the cost of future acquisitions, which may increase due to intense competition from other potential acquirers of technology-related companies or ideas.

     We have incurred and expect to continue to incur significant expenses in pursuing and developing new business ventures. To date, we have lacked a consistent source of recurring revenue. Each of the factors we have described may cause our stock to be more volatile than the stock of other companies.

BECAUSE CERTAIN OF OUR SUBSIDIARY COMPANIES MAY NOT GENERATE ANY SIGNIFICANT REVENUES, AND OPERATING RESULTS FROM OUR SUBSIDIARY COMPANIES MAY FLUCTUATE SIGNIFICANTLY, OUR OWN OPERATING RESULTS MAY BE NEGATIVELY AFFECTED.

     Our operating results may be materially impacted by the operating results of our subsidiary companies. We cannot assure that these companies will be able to meet their anticipated working capital needs to develop their products and services. If they fail to properly develop these products and services, they will be unable to generate meaningful product sales. We anticipate that our operating results are likely to vary significantly as a result of a number of factors, including:

         o the timing of new product introductions by each subsidiary company;

         o the stage of development of the business of each subsidiary company;

         o the technical feasibility of each subsidiary company's technologies and techniques;

         o    the novelty of the technology owned by our subsidiary companies;

         o the accuracy, effectiveness and reliability of products developed by our subsidiary companies;

         o    the level of product acceptance;

         o the strength of each subsidiary company's intellectual property rights;

         o the ability of each subsidiary company to avoid infringing the intellectual property rights of others;

         o each subsidiary company's ability to exploit and commercialize its technology;

         o the volume and timing of orders received and product line maturation;

         o    the impact of price competition; and

         o    each subsidiary company's ability to access distribution channels.

     Many of these factors are beyond our subsidiary companies' control. We cannot provide any assurance that any subsidiary company will experience growth in the future or be profitable on an operating basis in any future period.

IF WE, OR OUR SUBSIDIARIES, ENCOUNTER UNFORESEEN DIFFICULTIES AND CANNOT OBTAIN ADDITIONAL FUNDING ON FAVORABLE TERMS, OUR BUSINESS MAY SUFFER.

     As of June 30, 2003, we had cash and short-term investments of $55.1 million on our consolidated financial statements.

     To date, our subsidiary companies have relied primarily upon selling equity securities, including sales to and loans from us, to generate the funds needed to finance implementing their plans of operations. Our subsidiary companies may be required to obtain additional financing through bank borrowings, debt or equity financings or otherwise, which would require us to make additional investments or face a dilution of our equity interests.

     We cannot assure that we will not encounter unforeseen difficulties that may deplete our capital resources more rapidly than anticipated. Any efforts to seek additional funds could be made through equity, debt or other external financings. Nevertheless, we cannot assure that additional funding will be available on favorable terms, if at all. If we fail to obtain additional funding when needed for our subsidiary companies and ourselves, we may not be able to execute our business plans and our business may suffer.

FAILURE TO EFFECTIVELY MANAGE OUR GROWTH COULD PLACE STRAINS ON OUR MANAGERIAL, OPERATIONAL AND FINANCIAL RESOURCES AND COULD ADVERSELY AFFECT OUR BUSINESS AND OPERATING RESULTS.

     Our growth has placed, and is expected to continue to place, a significant strain on our managerial, operational and financial resources. Further, as our subsidiary companies' businesses grow, we will be required to manage multiple relationships. Any further growth by us or our subsidiary companies or an increase in the number of our strategic relationships will increase this strain on our managerial, operational and financial resources. This strain may inhibit our ability to achieve the rapid execution necessary to successfully implement our business plan. In addition, our future success depends on our ability to expand our organization to match the growth of our subsidiaries.

OUR FUTURE SUCCESS DEPENDS IN PART ON THE CONTINUED SERVICE OF OUR KEY EXECUTIVES, AND THE LOSS OF ANY OF THESE KEY EXECUTIVES COULD ADVERSELY AFFECT OUR BUSINESS AND OPERATING RESULTS.

     Our success depends in part upon the continued service of our executive officers, particularly Paul R. Ryan, our Chairman and Chief Executive Officer, Robert L. Harris, II, our President, and Dr. Amit Kumar, President and Chief Executive Officer of CombiMatrix Corporation. Neither Messrs. Ryan or Harris nor Dr. Kumar has an employment or non-competition agreement with us. The loss of any of these key individuals would be detrimental to our ongoing operations and prospects.

OUR FUTURE SUCCESS AND THE SUCCESS OF OUR SUBSIDIARY COMPANIES DEPENDS ON OUR AND THEIR ABILITIES TO ATTRACT AND RETAIN QUALIFIED TECHNICAL PERSONNEL AND QUALIFIED MANAGEMENT AND MARKETING TEAMS. FAILURE TO DO SO WOULD HARM OUR ONGOING OPERATIONS AND BUSINESS PROSPECTS.

     We believe that our success will depend on continued employment by us and our subsidiary companies of senior management and key technical personnel. Our subsidiary companies will need to attract, retain and motivate qualified management personnel to execute their current business plans and to successfully develop commercially viable products and services. Competition for qualified personnel is intense and we cannot assure you that we will successfully retain our existing key employees or attract and retain any additional personnel we may require.

     Each of our subsidiary companies has key executives upon whom we significantly depend, and the success of those subsidiary companies depends on their ability to retain and motivate those individuals.

BECAUSE WE HAVE A LIMITED OPERATING HISTORY, WE CANNOT ASSURE THAT OUR OPERATIONS WILL BE PROFITABLE.

     We commenced operations in 1993 and, accordingly, have a limited operating history. In addition, certain of our subsidiary companies are in the early stages of development and or operations and have limited operating histories. You should consider our prospects in light of the risks, expenses and difficulties frequently encountered by companies with such limited operating histories. Since we have a limited operating history, we cannot assure you that our operations will be profitable or that we will generate sufficient revenues to meet our expenditures and support our activities.

     During the six months ended June 30, 2003 and the fiscal year ended December 31, 2002, we had operating losses of approximately $13.8 million and $80.3 million, respectively, and net losses of approximately $13.4 million and $59.0 million, respectively. If we continue to incur operating losses, we may not have enough money to expand our business and our subsidiary companies' businesses in the future.

THE AVAILABILITY OF SHARES FOR SALE IN THE FUTURE COULD REDUCE THE MARKET PRICE OF OUR COMMON STOCK.

     In the future, we may issue securities to raise cash for acquisitions. We may also pay for interests in additional subsidiary companies by using a combination of cash and our common stock or just our common stock. We may also issue securities convertible into our common stock. Any of these events may dilute your ownership interest in us and have an adverse impact on the price of our common stock.

     In addition, sales of a substantial amount of our common stock in the public market, or the perception that these sales may occur, could reduce the market price of our common stock. This could also impair our ability to raise additional capital through the sale of our securities.

DELAWARE LAW AND OUR CHARTER DOCUMENTS CONTAIN PROVISIONS THAT COULD DISCOURAGE OR PREVENT A POTENTIAL TAKEOVER OF ACACIA RESEARCH CORPORATION THAT MIGHT OTHERWISE RESULT IN OUR STOCKHOLDERS RECEIVING A PREMIUM OVER THE MARKET PRICE OF THEIR SHARES.

     Provisions of Delaware law and our certificate of incorporation and bylaws could make more difficult the acquisition of Acacia Research Corporation by means of a tender offer, proxy contest or otherwise, and the removal of incumbent officers and directors. These provisions include:

         o Section 203 of the Delaware General Corporation Law, which prohibits a merger with a 15%-or-greater stockholder, such as a party that has completed a successful tender offer, until three years after that party became a 15%-or-greater stockholder;

         o amendment of our bylaws by the stockholders requires a two-thirds approval of the outstanding shares;

         o the authorization in our certificate of incorporation of undesignated preferred stock, which could be issued without stockholder approval in a manner designed to prevent or discourage a takeover;

         o provisions in our bylaws eliminating stockholders' rights to call a special meeting of stockholders, which could make it more difficult for stockholders to wage a proxy contest for control of our board of directors or to vote to repeal any of the anti-takeover provisions contained in our certificate of incorporation and bylaws; and

         o the division of our board of directors into three classes with staggered terms for each class, which could make it more difficult for an outsider to gain control of our board of directors.

     Such potential obstacles to a takeover could adversely affect the ability of our stockholders to receive a premium price for their stock in the event another company wants to acquire us.

                   RISKS RELATING TO A CAPITAL STRUCTURE WITH
                      TWO SEPARATE CLASSES OF COMMON STOCK

HOLDERS OF BOTH CLASSES OF OUR STOCK ARE STOCKHOLDERS OF ONE COMPANY, AND THE FINANCIAL PERFORMANCE OF ONE GROUP COULD AFFECT THE OTHER, THUS EXPOSING THE HOLDERS OF EACH GROUP'S STOCK TO THE RISKS OF AN INVESTMENT IN THE ENTIRE COMPANY.

     Holders of AR-CombiMatrix stock and AR-Acacia Technologies stock are stockholders of a single company. The CombiMatrix group and the Acacia Technologies group are not separate legal entities. As a result, stockholders will continue to be subject to all of the risks of an investment in Acacia Research Corporation and all of our businesses, assets and liabilities. The issuance of our AR-CombiMatrix stock and our AR-Acacia Technologies stock and the allocation of assets and liabilities and stockholders' equity between the CombiMatrix group and the Acacia Technologies group did not result in a distribution or spin-off to stockholders of any of our assets or liabilities and did not affect ownership of our assets or responsibility for our liabilities or those of our subsidiaries. The assets we attribute to one group could be subject to the liabilities of the other group, whether such liabilities arise from lawsuits, contracts or indebtedness that we attribute to the other group. If we are unable to satisfy one group's liabilities out of the assets we attribute to it, we may be required to satisfy those liabilities with assets we have attributed to the other group.

     Financial effects from one group that affect our consolidated results of operations or financial condition could, if significant, affect the results of operations or financial condition of the other group and the market price of the common stock relating to the other group. In addition, net losses of either group and dividends or distributions on, or repurchases of, either class of common stock will reduce the funds we can pay as dividends on each class of common stock under Delaware law. For these reasons, you should read our consolidated financial information with the financial information we provide for each group.

THE HOLDERS OF AR-COMBIMATRIX STOCK AND THE HOLDERS OF AR-ACACIA TECHNOLOGIES STOCK HAVE ONLY LIMITED SEPARATE STOCKHOLDER RIGHTS.

     Holders of AR-CombiMatrix stock and AR-Acacia Technologies stock have the rights customarily held by common stockholders. They also have these specific rights related to their corresponding group:

         o    certain rights with regard to dividends and liquidation;

         o requirements for a mandatory dividend, redemption or conversion upon the disposition of all or substantially all of the assets of their corresponding group; and

         o a right to vote on matters as a separate voting class in the limited circumstances provided under Delaware law, by stock exchange rules or as determined by our board of directors (such as an amendment of our certificate of incorporation that changes the rights, privileges or preferences of the class of stock held by such stockholders).

     We will not hold separate stockholder meetings for holders of AR-CombiMatrix stock and AR-Acacia Technologies stock.

THE HOLDERS OF AR-COMBIMATRIX STOCK AND THE HOLDERS OF AR-ACACIA TECHNOLOGIES STOCK WILL HAVE CERTAIN LIMITS ON THEIR RESPECTIVE VOTING POWERS.

          GROUP COMMON STOCK WITH A MAJORITY OF VOTING POWER CAN CONTROL VOTING OUTCOMES.

     The holders of AR-CombiMatrix stock and AR-Acacia Technologies stock will vote together as a single class, except in limited circumstances. If a separate vote on a matter by the holders of either our AR-CombiMatrix stock or our AR-Acacia Technologies stock is not required under Delaware law or by stock exchange rules, and if our board of directors does not require a separate vote, either class of common stock that is entitled to more than the number of votes required to approve such matter could control the outcome of such vote - even if the matter involves a divergence or conflict of the interests between the holders of our AR-CombiMatrix stock and our AR-Acacia Technologies stock. In addition, if the holders of common stock having a majority of the voting power of all shares of common stock outstanding approve a merger, the terms of which did not require separate class voting under stock exchange rules, then the merger could be consummated - even if the holders of a majority of either class of common stock were to vote against the merger.

          GROUP COMMON STOCK WITH LESS THAN MAJORITY VOTING POWER CAN BLOCK ACTION IF A CLASS VOTE IS REQUIRED.

     If Delaware law, stock exchange rules or our board of directors requires a separate vote on a matter by the holders of either our AR-CombiMatrix stock or our AR-Acacia Technologies stock, such as a proposal to amend the terms of one class of stock, those holders could prevent approval of the matter, even if the holders of a majority of the total number of votes cast or entitled to be cast, voting together as a class, were to vote in favor of it.

          HOLDERS OF ONLY ONE CLASS OF COMMON STOCK CANNOT ENSURE THAT THEIR VOTING POWER WILL BE SUFFICIENT TO PROTECT THEIR INTERESTS.

     Since the relative voting power per share of AR-CombiMatrix stock and AR-Acacia Technologies stock will fluctuate based on the market values of the two classes of common stock, the relative voting power of a class of common stock could decrease. As a result, holders of shares of only one of the two classes of common stock cannot ensure that their voting power will be sufficient to protect their interests.

OUR RESTATED CERTIFICATE OF INCORPORATION MAY BE AMENDED TO INCREASE OR DECREASE THE AUTHORIZED SHARES OF EITHER CLASS OF COMMON STOCK WITHOUT THE APPROVAL OF EACH CLASS VOTING SEPARATELY.

     Our restated certificate of incorporation provides that an amendment to our restated certificate to increase or decrease the number of authorized shares of either class of common stock will require the approval of the holders of a majority of the voting power of all shares of common stock, voting together as a single class, and will not require the approval of each class of stock voting as a separate class. Accordingly, if the holders of one class of common stock hold a majority of the voting power of all shares of common stock, then that majority could approve an amendment to our restated certificate to increase or decrease the authorized shares of stock of either class without the approval of the holders of the minority class of stock.

STOCKHOLDERS MAY NOT HAVE ANY REMEDIES FOR BREACH OF FIDUCIARY DUTIES IF ANY ACTION BY OUR DIRECTORS OR OFFICERS HAS A DISADVANTAGEOUS EFFECT ON EITHER CLASS OF COMMON STOCK.

     Stockholders may not have any remedies if any action or decision of our directors and officers has a disadvantageous effect on either class of common stock compared to the other class of common stock. We are not aware of any legal precedent under Delaware law involving the fiduciary duties of directors and officers of corporations having two classes of common stock, or separate classes or series of capital stock, the rights of which, like our AR-CombiMatrix stock and AR-Acacia Technologies stock, are defined by reference to separate businesses of the corporation.

     Principles of Delaware law established in cases involving differing treatment of two classes of capital stock or two groups of holders of the same class of capital stock provide that a board of directors owes an equal duty to all stockholders regardless of class or series. Under these principles of Delaware law and the related principle known as the "business judgment rule," absent abuse of discretion, a good faith business decision made by a disinterested and adequately informed board of directors, board of directors' committee or officer with respect to any matter having different effects on holders of AR-CombiMatrix stock and holders of AR-Acacia Technologies stock would be a defense to any challenge to such determination made by or on behalf of the holders of either class of common stock.

     As of September 15, 2003, our executive officers, directors and their affiliates beneficially owned approximately 8.4% of the outstanding AR-CombiMatrix stock and 14.9% of the outstanding AR-Acacia Technologies stock.

NUMEROUS POTENTIAL CONFLICTS OF INTERESTS EXIST BETWEEN OUR AR-COMBIMATRIX STOCK AND OUR AR-ACACIA TECHNOLOGIES STOCK WHICH MAY BE DIFFICULT TO RESOLVE BY OUR BOARD OR WHICH MAY BE RESOLVED ADVERSELY TO ONE OF THE CLASSES.

     The existence of separate classes of common stock could give rise to occasions when the interests of the holders of AR-CombiMatrix stock and AR-Acacia Technologies stock diverge or conflict. Examples include determinations by our directors or officers to:

         o pay or omit the payment of dividends on AR-CombiMatrix stock or AR-Acacia Technologies stock;

         o allocate consideration to be received by holders of each of the classes of common stock in connection with a merger or consolidation involving Acacia Research Corporation;

         o    convert one class of common stock into shares of the other;

         o    approve certain dispositions of the assets of either group;

         o allocate the proceeds of future issuances of our stock either to the Acacia Technologies group or the CombiMatrix group;

         o    allocate corporate opportunities between the groups; and

         o make other operational and financial decisions with respect to one group that could be considered detrimental to the other group.

     When making decisions with regard to matters that create potential diverging or conflicting interests, our directors and officers will act in accordance with their fiduciary duties, the terms of our restated certificate of incorporation, and, to the extent applicable, our management and allocation policies.

          THE PERFORMANCE OF ONE GROUP OR THE DIVIDENDS PAID TO ONE GROUP MAY ADVERSELY AFFECT THE DIVIDENDS AVAILABLE FOR THE OTHER GROUP.

     Our board of directors currently has no intention to pay dividends on our AR-CombiMatrix stock or our AR-Acacia Technologies stock. Determinations as to future dividends on our AR-CombiMatrix stock and our AR-Acacia Technologies stock will be based primarily on the financial condition, results of operations and business requirements of the relevant group and Acacia Research Corporation as a whole. Subject to the limitations referred to below, our board of directors has the authority to declare and pay dividends on our AR-CombiMatrix stock and our AR-Acacia Technologies stock in any amount and could, in its sole discretion, declare and pay dividends exclusively on our AR-CombiMatrix stock, exclusively on our AR-Acacia Technologies stock, or on both, in equal or unequal amounts. Our board of directors will not be required to consider the amount of dividends previously declared on each class, the respective voting or liquidation rights of each class or any other factor.

     The performance of one group may cause our board of directors to pay more or less dividends on the common stock relating to the other group than if that other group was a stand-alone company. In addition, Delaware law and our restated certificate of incorporation impose limitations on the amount of dividends which may be paid on each class of common stock.

          PROCEEDS OF MERGERS OR CONSOLIDATIONS MAY BE ALLOCATED UNFAVORABLY.

     Our restated certificate of incorporation does not contain any provisions governing how consideration to be received by holders of common stock in connection with a merger or consolidation involving Acacia Research Corporation is to be allocated among holders of each class of common stock. Our board of directors will determine the percentage of the consideration to be allocated to holders of each class of common stock in any such transaction. Such percentage may be materially more or less than that which might have been allocated to such holders had our board of directors chosen a different method of allocation.

          HOLDERS OF EITHER CLASS OF COMMON STOCK MAY BE ADVERSELY AFFECTED BY A CONVERSION OF GROUP COMMON STOCK.

     Our board of directors could, in its sole discretion and without stockholder approval, determine to convert shares of AR-Acacia Technologies stock into shares of AR-CombiMatrix stock, or vice versa, at a time when either or both classes of common stock may be considered to be overvalued or undervalued. Any such conversion would dilute the interests in Acacia Research Corporation of the holders of the class of common stock being issued in the conversion. It could also give holders of shares of the class of common stock converted a greater or lesser premium than any premium that might be paid by a third-party buyer of all or substantially all of the assets of the group whose stock is converted.

          HOLDERS OF EITHER CLASS OF COMMON STOCK COULD BE ADVERSELY AFFECTED BY A DISPOSITION OF THE ASSETS ATTRIBUTED TO THEIR RESPECTIVE GROUPS.

     Our board of directors could, in its sole discretion and without stockholder approval, determine to dispose of all or substantially all the assets of a group. If a disposition of group assets occurs at a time when those assets are considered undervalued, then holders of that group's stock would receive less consideration than they could have received had the assets been disposed of at a time when they had a higher value.

          PROCEEDS OF FUTURE ISSUANCES OF OUR STOCK COULD BE ATTRIBUTED UNFAVORABLY.

     We may in the future issue a new class of stock, such as a class of preferred stock, or additional shares of AR-CombiMatrix stock or AR-Acacia Technologies stock. Proceeds from any future issuance of any class of stock would be attributed among the CombiMatrix group or the Acacia Technologies group as determined by our board of directors. There is no requirement that the proceeds from an issuance of AR-CombiMatrix stock or AR-Acacia Technologies stock be attributed to the corresponding group. Such allocations might be materially more or less for the respective groups than what might have been attributed had our board of directors chosen a different allocation method. Also, any designated preferred class may be designed to reflect the performance of Acacia Research Corporation as a whole, rather than the performance of the CombiMatrix group or the Acacia Technologies group.

          ALLOCATION OF CORPORATE OPPORTUNITIES COULD FAVOR ONE GROUP OVER ANOTHER.

     Our board of directors may be required to allocate corporate opportunities between the groups. In some cases, our directors could determine that a corporate opportunity, such as a business that we are acquiring, should be shared by the groups. Any such decisions could favor one group at the expense of the other.

          OTHER OPERATIONAL AND FINANCIAL DECISIONS WHICH MAY FAVOR ONE GROUP OVER THE OTHER.

     Our board of directors or our senior officers will review other operational and financial matters affecting the CombiMatrix group and the Acacia Technologies group, including the allocation of financing resources and capital, technology and know-how and corporate overhead, taxes, debt, interest and other matters. Any decision of our board of directors or our senior officers in these matters could favor one group at the expense of the other.

OUR BOARD OF DIRECTORS MAY CHANGE OUR MANAGEMENT AND ALLOCATION POLICIES WITHOUT STOCKHOLDER APPROVAL TO THE DETRIMENT OF EITHER GROUP.

     Our board of directors may modify or rescind our policies with respect to the allocation of corporate overhead, taxes, debt, interest and other matters, or may adopt additional policies, in its sole discretion without stockholder approval. A decision to modify or rescind these policies, or adopt additional policies could have different effects on holders of either class of common stock or could result in a benefit or detriment to one class of stockholders compared to the other class. Our board of directors will make any such decision in accordance with its good faith business judgment that the decision is in the best interests of Acacia Research Corporation and all of our stockholders as a whole.

EITHER GROUP MAY FINANCE THE OTHER GROUP ON TERMS UNFAVORABLE TO ONE OF THE GROUPS.

     We may transfer cash and other property between groups to finance their business activities. The group providing the financing will be subject to the risks relating to the group receiving the financing. We will account for those transfers generally as a short-term or long-term loan between groups or as a repayment of a previous borrowing.

THERE ARE LIMITS ON THE CONSIDERATION WHICH MAY BE RECEIVED BY THE STOCKHOLDERS IN THE EVENT OF THE DISPOSITION OF ASSETS OF A GROUP.

     Our restated certificate of incorporation provides that if a disposition of all or substantially all of the properties and assets of either group occurs, we must, subject to certain exceptions:

         o distribute through a dividend or redemption to holders of the class of common stock relating to such group an amount equal to the net proceeds of such disposition; or

         o convert at a 10% premium such common stock into shares of the class of common stock relating to the other group.

     If the group subject to the disposition were a separate, independent company and its shares were acquired by another person, certain costs of that disposition, including corporate level taxes, might not be payable in connection with that acquisition. As a result, stockholders of the separate, independent company might receive a greater amount than the net proceeds that would be received by holders of the class of common stock relating to that group if the assets of such group were sold. In addition, we cannot assure you that the net proceeds per share of the common stock relating to that group will be equal to or more than the market value per share of such common stock prior to or after announcement of a disposition.

     The term "substantially all of the properties and assets" of a group is subject to potentially conflicting interpretations. Resolution of such a dispute could adversely impact the holders of either the class of common stock related to the assets being disposed or the holders of the other class because the consideration, if any, to be received by the holders of the class related to the disposed assets may depend on whether the disposition involved "substantially all" of the properties and assets of that class.

HOLDERS OF EITHER CLASS OF COMMON STOCK MAY BE ADVERSELY AFFECTED BY A REDEMPTION OF THEIR COMMON STOCK.

     We are entitled to redeem the outstanding common stock relating to a group when all or substantially all of that group's assets are sold. We can redeem the assets for cash, securities, a combination of cash and securities or other property at fair value. A disposition-related redemption could occur when the assets being disposed of are considered undervalued. If that were the case, the holders of our common stock related to that group would receive less consideration for their shares than they may deem reasonable.

     We can also redeem on a pro rata basis all of the outstanding shares of a group's common stock for shares of the common stock of one or more of our wholly owned subsidiaries. If this were to occur, the holders of the redeemed class of common stock would no longer have stockholder voting rights in Acacia Research Corporation or any other benefits to be derived from holding a class of stock in Acacia Research Corporation. In addition, if the outstanding shares of a class of our common stock are redeemed for shares that are not publicly traded, the holders of such redeemed stock will no longer be able to publicly trade their shares and accordingly their investment will be substantially less liquid.

OUR CAPITAL STRUCTURE AND THE VARIABLE VOTE PER SHARE COULD ENABLE A POTENTIAL ACQUIRER TO TAKE CONTROL OF OUR COMPANY THROUGH THE ACQUISITION OF ONLY ONE OF THE CLASSES OF OUR COMMON STOCK.

     A potential acquirer could acquire control of Acacia Research Corporation by acquiring shares of common stock having a majority of the voting power of all shares of common stock outstanding. Such a majority could be obtained by acquiring a sufficient number of shares of both classes of common stock or, if one class of common stock has a majority of such voting power, only shares of that class. Currently, our AR-CombiMatrix stock has a majority of the voting power. As a result, currently, it might be possible for an acquiror to obtain control of Acacia Research Corporation by purchasing only shares of AR-CombiMatrix stock.

DECISIONS BY DIRECTORS AND OFFICERS THAT AFFECT ONE CLASS OF OUR COMMON STOCK DIFFERENTLY COMPARED TO THE OTHER COULD ADVERSELY AFFECT THE MARKET VALUE OF EITHER OR BOTH OF THE CLASSES OF OUR COMMON STOCK.

     The relative voting power per share of our AR-CombiMatrix stock and our AR-Acacia Technologies stock and the number of shares of one class of common stock issuable upon the conversion of the other class of common stock will vary depending upon the relative market values of our AR-CombiMatrix stock and our AR-Acacia Technologies stock. The market value of either or both classes of common stock could be affected by market reaction to decisions by our board of directors or our management that investors perceive to affect differently one class of common stock compared to the other. These decisions could involve changes to our management and allocation policies, allocations of corporate opportunities and financing resources between groups, and changes in dividend policies.

INVESTORS MAY NOT VALUE OUR AR-COMBIMATRIX STOCK AND OUR AR-ACACIA TECHNOLOGIES STOCK BASED ON GROUP FINANCIAL INFORMATION AND POLICIES.

     We cannot assure you that investors will value our AR-CombiMatrix stock and our AR-Acacia Technologies stock based on the reported financial results and prospects of the separate groups or the dividend policies established by our board of directors with respect to those groups. Holders of AR-CombiMatrix stock and AR-Acacia Technologies stock will continue to be common stockholders of Acacia Research Corporation subject to all the risks associated with an investment in Acacia Research Corporation as a whole. Additionally, the separate stockholder rights related to each group are limited and relate to events that may never occur such as dividend and liquidation rights and the disposition of all or substantially all of the assets of a group. Accordingly, investors may discount the value of AR-CombiMatrix stock and AR-Acacia Technologies stock because both groups are part of a common enterprise rather than a stand-alone entity and each class of stock has limited separate stockholder rights.

HOLDERS OF AR-COMBIMATRIX STOCK AND AR-ACACIA TECHNOLOGIES STOCK MAY NOT RECEIVE A PREMIUM FROM AN INVESTOR ACQUIRING CONTROL OF THEIR RESPECTIVE CLASSES OF STOCK.

     Control of AR-CombiMatrix stock or AR-Acacia Technologies stock may not provide control of Acacia Research Corporation as a whole. Accordingly, unlike many acquisition transactions, holders of AR-CombiMatrix stock and AR-Technologies stock may not receive a controlling interest premium from an investor acquiring control of their respective classes of stock.

THERE ARE CERTAIN PROVISIONS IN OUR TWO-CLASS CAPITAL STRUCTURE THAT COULD HAVE ANTITAKEOVER EFFECTS.

     The existence of the two classes of common stock could, under certain circumstances, prevent stockholders from profiting from an increase in the market value of their shares as a result of a change in control of Acacia Research Corporation by delaying or preventing such change in control. The existence of two classes of common stock could present complexities and could, in certain circumstances, pose obstacles, financial and otherwise, to an acquiring person. We could, in the sole discretion of our board of directors and without stockholder approval, exercise the right to convert the shares of one class of common stock into shares of the other at a 10% premium over their respective average market values. This conversion could result in additional dilution to persons seeking control of Acacia Research Corporation.

     Our board of directors could issue shares of preferred stock or common stock that could be used to create voting or other impediments to discourage persons seeking to gain control of Acacia Research Corporation, and preferred stock could also be privately placed with purchasers favorable to our board of directors in opposing such action.

                     RISKS RELATING TO THE COMBIMATRIX GROUP

     The risk factors beginning on this page discuss risks relating to the CombiMatrix group. Because each holder of AR-CombiMatrix stock is a holder of the common stock of one company, Acacia Research Corporation, the risks associated with the Acacia Technologies group could affect our AR-CombiMatrix stock. As such, we also urge you to read carefully the section "Risks Relating to the Acacia Technologies Group" below.

THE COMBIMATRIX GROUP HAS A HISTORY OF LOSSES AND EXPECTS TO INCUR ADDITIONAL LOSSES IN THE FUTURE.

     The CombiMatrix group has sustained substantial losses since its inception. The CombiMatrix group may never become profitable or if it does, it may never be able to sustain profitability. We expect the CombiMatrix group to incur significant research and development, marketing, general and administrative expenses. As a result, we expect the CombiMatrix group to incur significant losses for the foreseeable future.

THE COMBIMATRIX GROUP MAY FAIL TO MEET MARKET EXPECTATIONS BECAUSE OF FLUCTUATIONS IN ITS QUARTERLY OPERATING RESULTS, WHICH COULD CAUSE ITS STOCK PRICE TO DECLINE.

     The CombiMatrix group's revenues and operating results have fluctuated in the past and may continue to fluctuate significantly from quarter to quarter in the future. It is possible that in future periods the CombiMatrix group's revenues could fall below the expectations of securities analysts or investors, which could cause the market price of our AR-CombiMatrix stock to decline. The following are among the factors that could cause the CombiMatrix group's operating results to fluctuate significantly from period to period:

         o    its unpredictable revenue sources, as described below;

         o the nature, pricing and timing of the CombiMatrix group's and its competitors' products;

         o changes in the CombiMatrix group's and its competitors' research and development budgets;

         o expenses related to, and the CombiMatrix group's ability to comply with, governmental regulations of its products and processes; and

         o expenses related to, and the results of, patent filings and other proceedings relating to intellectual property rights.

     The CombiMatrix group anticipates significant fixed expenses due in part to its need to continue to invest in product development. It may be unable to adjust its expenditures if revenues in a particular period fail to meet its expectations, which would harm its operating results for that period. As a result of these fluctuations, the CombiMatrix group believes that period-to-period comparisons of the CombiMatrix group's financial results will not necessarily be meaningful, and you should not rely on these comparisons as an indication of its future performance.

THE COMBIMATRIX GROUP'S REVENUES WILL BE UNPREDICTABLE, AND THIS MAY HARM ITS FINANCIAL CONDITION.

     The amount and timing of revenues that the CombiMatrix group may realize from its business will be unpredictable because:

         o whether products are commercialized and generate revenues depends, in part, on the efforts and timing of its potential customers;

         o    its sales cycles may be lengthy; and

         o it cannot be sure as to the timing of receipt of payment for its products.

     As a result, the CombiMatrix group's revenues may vary significantly from quarter to quarter, which could make its business difficult to manage and cause its quarterly results to be below market expectations. If this happens, the price of the CombiMatrix group's common stock may decline significantly.

TECHNOLOGY COMPANY STOCK PRICES ARE ESPECIALLY VOLATILE, AND THIS VOLATILITY MAY DEPRESS THE PRICE OF OUR AR-COMBIMATRIX STOCK.

     The stock market has experienced significant price and volume fluctuations, and the market prices of technology companies, particularly biotechnology companies, has been highly volatile. We believe that various factors may cause the market price of our AR-CombiMatrix stock to fluctuate, perhaps substantially, including, among others, announcements of:

         o    its or its competitors' technological innovations;

         o    developments or disputes concerning patents or proprietary rights;

         o supply, manufacturing or distribution disruptions or other similar problems;

         o proposed laws regulating participants in the biotechnology industry;

         o developments in relationships with collaborative partners or customers;

         o its failure to meet or exceed securities analysts' expectations of its financial results; or

         o a change in financial estimates or securities analysts' recommendations.

     In the past, companies that have experienced volatility in the market price of their stock have been the objects of securities class action litigation. If our AR-CombiMatrix stock was the object of securities class action litigation, it could result in substantial costs and a diversion of management's attention and resources, which could materially harm the business and financial results of the CombiMatrix group.

THE COMBIMATRIX GROUP IS DEPLOYING NEW AND UNPROVEN TECHNOLOGIES WHICH MAKES EVALUATION OF ITS BUSINESS AND PROSPECTS DIFFICULT AND IT MAY BE FORCED TO CEASE OPERATIONS IF IT DOES NOT DEVELOP COMMERCIALLY SUCCESSFUL PRODUCTS.

     The CombiMatrix group has not proven its ability to commercialize products on a large scale. In order to successfully commercialize products on a large scale, it will have to make significant investments, including investments in research and development and testing, to demonstrate their technical benefits and cost-effectiveness. Problems frequently encountered in connection with the commercialization of products using new and unproven technologies might limit its ability to develop and commercialize its products. For example, the

CombiMatrix group's products may be found to be ineffective, unreliable or otherwise unsatisfactory to potential customers. The CombiMatrix group may experience unforeseen technical complications in the processes it uses to develop, manufacture, customize or receive orders for its products. These complications could materially delay or limit the use of products the CombiMatrix group attempts to commercialize, substantially increase the anticipated cost of its products or prevent it from implementing its processes at appropriate quality and scale levels, thereby causing its business to suffer.

THE COMBIMATRIX GROUP MAY NEED TO RAISE ADDITIONAL CAPITAL IN THE FUTURE, AND IF ADDITIONAL CAPITAL IS NOT AVAILABLE ON ACCEPTABLE TERMS, THE COMBIMATRIX GROUP MAY HAVE TO CURTAIL OR CEASE OPERATIONS.

     The CombiMatrix group's future capital requirements will be substantial and will depend on many factors including how quickly it commercializes its products, the progress and scope of its collaborative and independent research and development projects, the filing, prosecution, enforcement and defense of patent claims and the need to obtain regulatory approval for certain products in the United States or elsewhere. Changes may occur that would cause the CombiMatrix group's available capital resources to be consumed significantly sooner than it expects.

     The CombiMatrix group may be unable to raise sufficient additional capital on favorable terms or at all. If it fails to do so, it may have to curtail or cease operations or enter into agreements requiring it to relinquish rights to certain technologies, products or markets because it will not have the capital necessary to exploit them.

IF THE COMBIMATRIX GROUP DOES NOT ENTER INTO SUCCESSFUL PARTNERSHIPS AND COLLABORATIONS WITH OTHER COMPANIES, IT MAY NOT BE ABLE TO FULLY DEVELOP ITS TECHNOLOGIES OR PRODUCTS, AND ITS BUSINESS WOULD BE HARMED.

     Since the CombiMatrix group does not possess all of the resources necessary to develop and commercialize products that may result from its technologies on a mass scale, it will need either to grow its sales, marketing and support group or make appropriate arrangements with strategic partners to market, sell and support its products. The CombiMatrix group believes that it will have to enter into additional strategic partnerships to develop and commercialize future products. If it does not enter into adequate agreements, or if its existing arrangements or future agreements are not successful, its ability to develop and commercialize products will be impacted negatively, and its revenues will be adversely affected.

     The current business of the CombiMatrix group is substantially dependent on its existing arrangement with Roche. The CombiMatrix group currently relies upon payments by Roche for a majority of its future revenues and expends a majority of its resources toward fulfilling its contractual obligations to Roche. Roche's primary service to the CombiMatrix group is to distribute and proliferate its technology platform. If the CombiMatrix group were to lose its relationship with Roche, the CombiMatrix group would be required to establish a distribution agreement with another partner or distribute its technology platform itself. This could prove difficult, time-consuming and expensive, and the CombiMatrix group may not be successful in achieving this objective.

THE COMBIMATRIX GROUP HAS LIMITED EXPERIENCE COMMERCIALLY MANUFACTURING, MARKETING OR SELLING ANY OF ITS POTENTIAL PRODUCTS, AND UNLESS IT DEVELOPS THESE CAPABILITIES, IT MAY NOT BE SUCCESSFUL.

     Even if the CombiMatrix group is able to develop its products for commercial release on a large-scale, it has limited experience in manufacturing its products in the volumes that will be necessary for it to achieve commercial sales and in marketing or selling its products to potential customers. We cannot assure you that the CombiMatrix group will be able to commercially produce its products on a timely basis, in sufficient quantities or on commercially reasonable terms.

THE COMBIMATRIX GROUP FACES INTENSE COMPETITION AND WE CANNOT ASSURE YOU THAT IT WILL BE SUCCESSFUL.

     The CombiMatrix group expects to compete with companies that design, manufacture and market instruments for analysis of genetic variation and function and other applications using established sequential and parallel testing technologies. The CombiMatrix group is also aware of other biotechnology companies that have or are developing testing technologies for the SNP genotyping, gene expression profiling and proteomic markets. The CombiMatrix group anticipates that it will face increased competition in the future as new companies enter the market with new technologies and its competitors improve their current products.

     The markets for the CombiMatrix group's products are characterized by rapidly changing technology, evolving industry standards, changes in customer needs, emerging competition and new product introductions. One or more of the CombiMatrix group's competitors may offer technology superior to those of the CombiMatrix group and render its technology obsolete or uneconomical. Many of its competitors have greater financial and personnel resources and more experience in marketing, sales and research and development than it has. Some of its competitors currently offer arrays with greater density than it does and have rights to intellectual property, such as genomic information or proprietary technology, which provides them with a competitive advantage. If the CombiMatrix group were not able to compete successfully, its business and financial condition would be materially harmed.

IF THE COMBIMATRIX GROUP'S NEW AND UNPROVEN TECHNOLOGY IS NOT USED BY RESEARCHERS IN THE PHARMACEUTICAL, BIOTECHNOLOGY AND ACADEMIC COMMUNITIES, ITS BUSINESS WILL SUFFER.

     The CombiMatrix group's products may not gain market acceptance. In that event, it is unlikely that its business will succeed. Biotechnology and pharmaceutical companies and academic research centers have historically analyzed genetic variation and function using a variety of technologies, and many of them have made significant capital investments in existing technologies. Compared to existing technologies, the CombiMatrix group's technologies are new and unproven. In order to be successful, its products must meet the commercial requirements of the biotechnology, pharmaceutical and academic communities as tools for the large-scale analysis of genetic variation and function. Market acceptance will depend on many factors, including:

         o the development of a market for its tools for the analysis of genetic variation and function, the study of proteins and other purposes;

         o the benefits and cost-effectiveness of its products relative to others available in the market;

         o its ability to manufacture products in sufficient quantities with acceptable quality and reliability and at an acceptable cost;

         o its ability to develop and market additional products and enhancements to existing products that are responsive to the changing needs of its customers;

         o the willingness and ability of customers to adopt new technologies requiring capital investments or the reluctance of customers to change technologies in which they have made a significant investment; and

         o the willingness of customers to transmit test data and permit the CombiMatrix group to transmit test results over the Internet, which will be a necessary component of its product and services packages unless customers purchase or license its equipment for use in their own facilities.

IF THE MARKET FOR ANALYSIS OF GENOMIC INFORMATION DOES NOT DEVELOP OR IF GENOMIC INFORMATION IS NOT AVAILABLE TO THE COMBIMATRIX GROUP'S POTENTIAL CUSTOMERS, ITS BUSINESS WILL NOT SUCCEED.

     The CombiMatrix group is designing its technology primarily for applications in the biotechnology, pharmaceutical and academic communities. The usefulness of the CombiMatrix group's technology depends in part upon the availability of genomic data. The CombiMatrix group is initially focusing on markets for analysis of genetic variation and function, namely SNP genotyping and gene expression profiling. These markets are new and emerging, and they may not develop as the CombiMatrix group anticipates, or at all. Also, researchers may not seek or be able to convert raw genomic data into medically valuable information through the analysis of genetic variation and function. If genomic data is not available for use by the CombiMatrix group's customers or if its target markets do not emerge in a timely manner, or at all, demand for its products will not develop as it expects, and it may never become profitable.

THE COMBIMATRIX GROUP'S FUTURE SUCCESS DEPENDS ON THE CONTINUED SERVICE OF ITS ENGINEERING, TECHNICAL AND KEY MANAGEMENT PERSONNEL AND ITS ABILITY TO IDENTIFY, HIRE AND RETAIN ADDITIONAL ENGINEERING, TECHNICAL AND KEY MANAGEMENT PERSONNEL.

     There is intense competition for qualified personnel in the CombiMatrix group's industry, particularly for engineers and senior level management. Loss of the services of, or failure to recruit, engineers or other technical and key management personnel could be significantly detrimental to the group and could adversely affect its business and operating results. The CombiMatrix group may not be able to continue to attract and retain engineers or other qualified personnel necessary for the development of its products and business or to replace engineers or other qualified personnel who may leave the group in the future. The CombiMatrix group's anticipated growth is expected to place increased demands on its resources and likely will require the addition of new management personnel.

THE EXPANSION OF THE COMBIMATRIX GROUP'S PRODUCT LINES MAY SUBJECT IT TO REGULATION BY THE UNITED STATES FOOD AND DRUG ADMINISTRATION AND FOREIGN REGULATORY AUTHORITIES, WHICH COULD PREVENT OR DELAY ITS INTRODUCTION OF NEW PRODUCTS.

     If the CombiMatrix group manufactures, markets or sells any products for any regulated clinical or diagnostic applications, those products will be subject to extensive governmental regulation as medical devices in the United States by the FDA and in other countries by corresponding foreign regulatory authorities. The process of obtaining and maintaining required regulatory clearances and approvals is lengthy, expensive and uncertain. Products that CombiMatrix Corporation manufactures, markets or sells for research purposes only are not subject to governmental regulations as medical devices or as analyte specific reagents to aid in disease diagnosis. We believe that the CombiMatrix group's success will depend upon commercial sales of improved versions of products, certain of which cannot be marketed in the United States and other regulated markets unless and until the CombiMatrix group obtains clearance or approval from the FDA and its foreign counterparts, as the case may be. Delays or failures in receiving these approvals may limit our ability to benefit from new CombiMatrix group products.

AS THE COMBIMATRIX GROUP'S OPERATIONS EXPAND, ITS COSTS TO COMPLY WITH ENVIRONMENTAL LAWS AND REGULATIONS WILL INCREASE, AND FAILURE TO COMPLY WITH THESE LAWS AND REGULATIONS COULD HARM ITS FINANCIAL RESULTS.

     The CombiMatrix group's operations involve the use, transportation, storage and disposal of hazardous substances, and as a result it is subject to environmental and health and safety laws and regulations. As the CombiMatrix group expands its operations, its use of hazardous substances will increase and lead to additional and more stringent requirements. The cost to comply with these and any future environmental and health and safety regulations could be substantial. In addition, the CombiMatrix group's failure to comply with laws and regulations, and any releases of hazardous substances into the environment or at its disposal sites, could expose the CombiMatrix group to substantial liability in the form of fines, penalties, remediation costs and other damages, or could lead to a curtailment or shut down of its operations. These types of events, if they occur, would adversely impact the group's financial results.

THE COMBIMATRIX GROUP'S BUSINESS DEPENDS ON ISSUED AND PENDING PATENTS, AND THE LOSS OF ANY PATENTS OR THE GROUP'S FAILURE TO SECURE THE ISSUANCE OF PATENTS COVERING ELEMENTS OF ITS BUSINESS PROCESSES WOULD MATERIALLY HARM ITS BUSINESS AND FINANCIAL CONDITION.

     The CombiMatrix group's success depends on its ability to protect and exploit its intellectual property. The CombiMatrix group currently has two patents issued in the United States, one patent issued in Europe and more than 44 patent applications pending in the United States, Europe and elsewhere. The patent application process before the Unites States Patent and Trademark Office and other similar agencies in other countries is initially confidential in nature. Patents that are filed outside the United States, however, are published approximately eighteen months after filing. The CombiMatrix group cannot determine in a timely manner whether patent applications covering technology that competes with its technology have been filed in the United States or other foreign countries or which, if any, will ultimately issue or be granted as enforceable patents. Some of the CombiMatrix group's patent applications may claim compositions, methods or uses that may also be claimed in patent applications filed by others. In some or all of these applications, a determination of priority of inventorship may need to be decided in a proceeding before the United States Patent and Trademark Office or a foreign regulatory body or a court. If the CombiMatrix group is unsuccessful in these proceedings, it could be blocked from further developing, commercializing or selling products. Regardless of the ultimate outcome, this process is time-consuming and expensive.

ANY INABILITY TO ADEQUATELY PROTECT THE COMBIMATRIX GROUP'S PROPRIETARY TECHNOLOGIES COULD MATERIALLY HARM THE COMBIMATRIX GROUP'S COMPETITIVE POSITION AND FINANCIAL RESULTS.

     If the CombiMatrix group does not protect its intellectual property adequately, competitors may be able to use its technologies and erode any competitive advantage that it may have. The laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the United States, and many companies have encountered significant problems in protecting their proprietary rights abroad. These problems can be caused by the absence of rules and methods for defending intellectual property rights.

     The patent positions of companies developing tools for the biotechnology, pharmaceutical and academic communities, including the CombiMatrix group's patent position, generally are uncertain and involve complex legal and factual questions. The CombiMatrix group will be able to protect its proprietary rights from unauthorized use by third parties only to the extent that its proprietary technologies are covered by valid and enforceable patents or are effectively maintained as trade secrets. The CombiMatrix group's existing patents and any future issued or granted patents it obtains may not be sufficiently broad in scope to prevent others from practicing its technologies or from developing competing products. There also is a risk that others may independently develop similar or alternative technologies or designs around the CombiMatrix group's patented technologies. In addition, others may oppose or invalidate its patents, or its patents may fail to provide it with any competitive advantage. Enforcing the CombiMatrix group's intellectual property rights may be difficult, costly and time-consuming and ultimately may not be successful.

     The CombiMatrix group also relies upon trade secret protection for its confidential and proprietary information. While it has taken security measures to protect its proprietary information, these measures may not provide adequate protection for its trade secrets or other proprietary information. The CombiMatrix group seeks to protect its proprietary information by entering into confidentiality and invention disclosure and transfer agreements with employees, collaborators and consultants. Nevertheless, employees, collaborators or consultants may still disclose its proprietary information, and the CombiMatrix group may not be able to meaningfully protect its trade secrets. In addition, others may independently develop substantially equivalent proprietary information or techniques or otherwise gain access to its trade secrets.

ANY LITIGATION TO PROTECT THE COMBIMATRIX GROUP'S INTELLECTUAL PROPERTY OR ANY THIRD-PARTY CLAIMS OF INFRINGEMENT, COULD DIVERT SUBSTANTIAL TIME AND MONEY FROM THE COMBIMATRIX GROUP'S BUSINESS AND COULD SHUT DOWN SOME OF ITS OPERATIONS.

     The CombiMatrix group's commercial success depends in part on its non-infringement of the patents or proprietary rights of third parties. Many companies developing tools for the biotechnology and pharmaceutical industries use litigation aggressively as a strategy to protect and expand the scope of their intellectual property rights. Accordingly, third parties may assert that the CombiMatrix group is employing their proprietary technology without authorization. In addition, third parties may claim that use of the CombiMatrix group's technologies infringes their current or future patents. The CombiMatrix group could incur substantial costs and the attention of its management and technical personnel could be diverted while defending ourselves against any of these claims. The CombiMatrix group may incur the same liabilities in enforcing its patents against others. The CombiMatrix group has not made any provision in its financial plans for potential intellectual property related litigation, and it may not be able to pursue litigation as aggressively as competitors with substantially greater financial resources.

     If parties making infringement claims against the CombiMatrix group are successful, they may be able to obtain injunctive or other equitable relief, which effectively could block the CombiMatrix group's ability to further develop, commercialize and sell products, and could result in the award of substantial damages against it. If the CombiMatrix group is unsuccessful in protecting and expanding the scope of its intellectual property rights, its competitors may be able to develop, commercialize and sell products that compete with it using similar technologies or obtain patents that could effectively block its ability to further develop, commercialize and sell its products. In the event of a successful claim of infringement against the CombiMatrix group, we may be required to pay substantial damages and either discontinue those aspects of its business involving the technology upon which it infringed or obtain one or more licenses from third parties. While the CombiMatrix group may license additional technology in the future, it may not be able to obtain these licenses at a reasonable cost, or at all. In that event, it could encounter delays in product introductions while it attempts to develop alternative methods or products, which may not be successful. Defense of any lawsuit or failure to obtain any of these licenses could prevent it from commercializing available products.

                 RISKS RELATING TO THE ACACIA TECHNOLOGIES GROUP

     The risk factors beginning on this page discuss risks relating to the Acacia Technologies group. Because each holder of AR-Acacia Technologies stock is a holder of the common stock of one company, Acacia Research Corporation, and the risks associated with the CombiMatrix group could affect the AR-Acacia Technologies stock. As such, we also urge you to read carefully the section "Risks Relating to the CombiMatrix Group" above.

THE ACACIA TECHNOLOGIES GROUP HAS INCURRED LOSSES IN THE PAST AND EXPECTS TO INCUR ADDITIONAL LOSSES IN THE FUTURE.

     The Acacia Technologies group has sustained substantial losses in the past. We expect the Acacia Technologies group to incur significant research and development, marketing, general and administrative expenses. As a result, we expect the Acacia Technologies group to incur significant losses for the foreseeable future.

THE V-CHIP TECHNOLOGY PATENT HELD BY THE ACACIA TECHNOLOGIES GROUP EXPIRED IN JULY 2003, AND IF THE GROUP DOES NOT DEVELOP OTHER RECURRING SOURCES OF REVENUE, ITS FINANCIAL CONDITION WILL BE ADVERSELY IMPACTED.

     The Acacia Technologies group, and Acacia Research Corporation as a whole, has generated substantially all of its revenues from licensing the V-chip technology to television manufacturers. The Acacia Technologies group's patent on the V-chip technology expired in July 2003. The Acacia Technologies group will not be able to collect royalties for televisions containing V-chip technology sold after the expiration of that patent, but it may still collect revenues from the sale of such televisions in the U.S. before that date. The Acacia Technologies group is beginning to market its digital media transmission technology and is developing other technologies and products. The eventual licensing and sale of these technologies is intended to replace the revenue currently being generated by licensing its V-chip technology. If the Acacia Technologies group does not succeed in developing such technologies or is unable to commercially license its existing and future technologies, its financial condition will be adversely impacted.

THE ACACIA TECHNOLOGIES GROUP MAY FAIL TO MEET MARKET EXPECTATIONS BECAUSE OF FLUCTUATIONS IN ITS QUARTERLY OPERATING RESULTS, WHICH COULD CAUSE THE PRICE OF AR-ACACIA TECHNOLOGIES STOCK TO DECLINE.

     The Acacia Technologies group revenues and operating results have fluctuated in the past and may continue to fluctuate significantly from quarter to quarter in the future. It is possible that in future periods the Acacia Technologies group's revenues could fall below the expectations of securities analysts or investors, which could cause the market price of our AR-Acacia Technologies stock to decline. The following are among the factors that could cause the Acacia Technologies group's operating results to fluctuate significantly from period to period:

         o    its unpredictable revenue sources, as described below;

         o costs related to acquisitions, alliances, licenses and other efforts to expand its operations;

         o the timing of payments under the terms of any customer or license agreements into which the Acacia Technologies group may enter; and

         o expenses related to, and the results of, patent filings and other proceedings relating to intellectual property rights.

THE ACACIA TECHNOLOGIES GROUP'S REVENUES WILL BE UNPREDICTABLE, AND THIS MAY HARM ITS FINANCIAL CONDITION.

     The amount and timing of revenues that the Acacia Technologies group may realize from its business will be unpredictable because:

         o whether the Acacia Technologies group generates revenues depends, in part, on the success of its licensing efforts;

         o    its cycle of obtaining licensees may be lengthy; and

         o    it cannot be sure as to the timing of receipt of payment.

     As a result, the Acacia Technologies group's revenues may vary significantly from quarter to quarter, which could make its business difficult to manage and cause its quarterly results to be below market expectations. If this happens, the price of our AR-Acacia Technologies stock may decline significantly.

TECHNOLOGY COMPANY STOCK PRICES ARE ESPECIALLY VOLATILE, AND THIS VOLATILITY MAY DEPRESS THE PRICE OF OUR AR-ACACIA TECHNOLOGIES STOCK.

     The stock market has experienced significant price and volume fluctuations, and the market prices of technology companies have been highly volatile. We believe that various factors may cause the market price of our AR-Acacia Technologies stock to fluctuate, perhaps substantially, including, among others, announcements of:

         o    its or its competitors' technological innovations;

         o    developments or disputes concerning patents or proprietary rights;

         o    developments in relationships with licensees;

         o its failure to meet or exceed securities analysts' expectations of its financial results; or

         o a change in financial estimates or securities analysts' recommendations.

     In the past, companies that have experienced volatility in the market price of their stock have been the objects of securities class action litigation. If our AR-Acacia Technologies stock was the object of securities class action litigation, it could result in substantial costs and a diversion of management's attention and resources, which could materially harm the business and financial results of the Acacia Technologies group.

THE ACACIA TECHNOLOGIES GROUP FACES INTENSE COMPETITION, AND WE CANNOT ASSURE YOU THAT IT WILL BE SUCCESSFUL.

     Although the Acacia Technologies group believes that Acacia Media Technologies has marketing and licensing rights to enforceable patents and other intellectual property relating to video and audio on demand, the Acacia Technologies group cannot assure you that other companies will not develop competing technologies that offer better or less expensive alternatives to those offered by Acacia Media Technologies. In the event a competing technology emerges, Acacia Media Technologies would expect substantial additional competition.

THE MARKETS SERVED BY THE ACACIA TECHNOLOGIES GROUP ARE SUBJECT TO RAPID TECHNOLOGICAL CHANGE, AND IF THE ACACIA TECHNOLOGIES GROUP IS UNABLE TO DEVELOP AND INTRODUCE NEW PRODUCTS, ITS REVENUES COULD STOP GROWING OR COULD DECLINE.

     The markets served by the Acacia Technologies group frequently undergo transitions in which products rapidly incorporate new features and performance standards on an industry-wide basis. Products for communications applications, as well as for high-speed computing applications, are based on continually evolving industry standards. A significant portion of the Acacia Technologies group's revenues in recent periods has been, and is expected to continue to be, derived from licensing of technologies based on existing transmission standards. The Acacia Technologies group's ability to compete in the future will, however, depend on its ability to identify and ensure compliance with evolving industry standards.

THE ACACIA TECHNOLOGIES GROUP'S SUCCESS IS BASED ON ITS ABILITY TO PROTECT ITS PROPRIETARY TECHNOLOGY AND ITS ABILITY TO DEFEND ITSELF AGAINST INFRINGEMENT CLAIMS.

     The success of the Acacia Technologies group relies, to varying degrees, on its proprietary rights and their protection or exclusivity. Although reasonable efforts will be taken to protect the Acacia Technologies group's proprietary rights, the complexity of international trade secret, copyright, trademark and patent law, and common law, coupled with limited resources and the demands of quick delivery of products and services to market, create risk that these efforts will prove inadequate. For example, in our pending litigation against certain television manufacturers alleging their infringement of Soundview Technologies' V-chip patent, a motion for summary judgment filed by the defendants was granted in September 2002. The court ruled that the defendants did not infringe on Soundview Technologies' patent. If we are unsuccessful in our intended appeal of this ruling, legal principles will preclude us from claiming infringement of our patents by other parties. Accordingly, if we are unsuccessful in this or other litigation to protect our intellectual property rights, the future revenues of the Acacia Technologies group could be adversely affected.

     From time to time, the Acacia Technologies group may be subject to third-party claims in the ordinary course of business, including claims of alleged infringement of proprietary rights. Any such claims may harm the Acacia Technologies group by subjecting it to significant liability for damage and invalidating its proprietary rights. These types of claims, with or without merit, could subject the Acacia Technologies group to costly litigation and diversion of its technical and management personnel. The Acacia Technologies group depends largely on the protection of enforceable patent rights. The Acacia Technologies group has applications on file with the U.S. Patent and Trademark Office seeking patents on its core technologies and has patents or rights to patents that have been issued. We cannot assure you that the pending patent applications of the Acacia Technologies group will be issued, that third parties will not violate, or attempt to invalidate these intellectual property rights, or that certain aspects of those intellectual property will not be reverse-engineered by third parties without violating the patent rights of the Acacia Technologies group.

     For Acacia Media Technologies and Soundview Technologies, proprietary rights constitute their only significant assets. The Acacia Technologies group also owns licenses from third parties and it is possible that it could become subject to infringement actions based upon such licenses. The Acacia Technologies group generally obtains representations as to the origin and ownership of such licensed content. However, this may not adequately protect the Acacia Technologies group. The Acacia Technologies group enters into confidentiality agreements with third parties and generally limits access to information relating to its proprietary rights. Despite these precautions, third parties may be able to gain access to and use the Acacia Technologies group's proprietary rights to develop competing technologies and products with similar or better features and prices. Any substantial unauthorized use of the Acacia Technologies group's proprietary rights could materially and adversely affect its business and operational results.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares by the selling security holders except to the extent that we will receive proceeds upon the exercise of the options held by certain of the selling security holders for an amount equal to the product of the number of shares purchased and the per share exercise price of each option. We intend to use any proceeds received from the exercise of options for general corporate purposes. All proceeds from the sale of the shares will go to the selling security holder who offers and sells the shares.

                                    DILUTION

     Because the selling shareholders will offer and sell the common stock covered by this reoffer prospectus at various times and at prices and terms then prevailing or at prices related to the then current market price or in negotiated transactions, we have not included in this reoffer prospectus information about the dilution, if any, to the public arising from these sales.

                            SELLING SECURITY HOLDERS

     The shares of AR-Acacia Technologies stock and AR-CombiMatrix stock offered by this prospectus have been or will be issued to the selling security holders (or their assignees) directly by us. Each of the selling security holders is an employee or director of Acacia Research and is registering the shares reserved for issuance upon the exercise of stock options outstanding under our equity compensation plans.

        The following table sets forth the number of shares of AR-Acacia Technologies stock beneficially owned by each of the selling security holders. Each of the selling security holders is an employee or director of Acacia. We calculated beneficial ownership according to Rule 13d-3 of the Exchange Act as of September 15, 2003. The shares are being registered to permit public secondary trading of the shares, and the selling security holders may offer the shares for resale from time to time.

                                                                         NUMBER OF
                                             AR- ACACIA TECHNOLOGIES      SHARES        AR- ACACIA TECHNOLOGIES
                                            SHARES BENEFICIALLY OWNED      BEING       SHARES BENEFICIALLY OWNED
               NAME                             PRIOR TO OFFERING        OFFERED(1)         AFTER OFFERING(2)
-----------------------------------------   --------------------------  ------------   -------------------------
                                             NUMBER      PERCENTAGE(3)                 NUMBER      PERCENTAGE(3)
                                             ------      -------------                 ------      -------------
Paul R. Ryan                                1,259,118         6.2%        1,102,963    442,987           2.2%
Robert L. Harris II                           670,667         3.3%          960,001     20,000            *
Clayton J. Haynes                              61,665         *             131,830          0            *
Robert A. Berman                              313,488         1.6%          467,603          0            *
Thomas B. Akin                              150,394(4)        *              93,100  83,044(4)            *
Rigdon Currie                                  15,000         *              20,000          0            *
Fred A. de Boom                                68,550         *              51,300     23,200            *
Edward W. Frykman                              79,340         *              68,900     14,190            *
G. Louis Graziado III                          33,250         *              37,000          0            *
Amit Kumar                                    367,919         1.8%          427,103      1,100            *
TOTAL.......................................3,019,391        14.9%        3,359,800    584,521           2.6%


*        Less than 1%.
(1) Represents all shares subject to options held by such selling security holder and which may be sold pursuant to this prospectus, whether or not such shares are deemed to be beneficially owned pursuant to Rule 13d-3 of the Exchange Act.
(2) We have assumed for purposes of this table that all of the shares offered by the selling security holders have been sold pursuant to this prospectus.
(3) Percentages are computed on the basis of 19,640,808 shares of AR-Acacia Technologies stock outstanding as of September 15, 2003.
(4) Includes 83,044 shares held by Talkot Crossover Fund L.P. of which Mr. Akin serves as managing general partner.

     The following table sets forth the number of shares of AR-CombiMatrix stock beneficially owned by each of the selling security holders. Each of the selling security holders is an employee or director of Acacia. We calculated beneficial ownership according to Rule 13d-3 of the Exchange Act as of September 15, 2003. The shares are being registered to permit public secondary trading of the shares, and the selling security holders may offer the shares for resale from time to time.

                                                                            NUMBER OF
                                                 AR-COMBIMATRIX SHARES       SHARES         AR-COMBIMATRIX SHARES
                                                BENEFICIALLY OWNED PRIOR      BEING        BENEFICIALLY OWNED AFTER
                          NAME                        TO OFFERING           OFFERED(1)            OFFERING(2)
----------------------------------------        ------------------------   -------------   ------------------------
                                                 NUMBER    PERCENTAGE(3)                   NUMBER      PERCENTAGE(3)
                                                 ------    -------------                   ------      -------------
Paul R. Ryan                                      690,387        2.6%          584,978    184,881            *
Robert L. Harris II                               403,146        1.5%          528,671          0            *
Clayton J. Haynes                                  30,700        *              36,840          0            *
Robert A. Berman                                  176,620        *             227,889          0            *
Thomas B. Akin                                 116,748(4)        *             113,594  34,184(4)            *
Rigdon Currie                                      77,500        *              97,500          0            *
Fred A. de Boom                                    44,462        *              35,262     14,178            *
Edward W. Frykman                                  49,257        *              45,086      7,921            *
G. Louis Graziado III                              23,530        *              27,280          0            *
Amit Kumar                                        617,672        2.3%          871,660     10,614            *
TOTAL...........................................2,230,022        8.4%        2,568,760    251,778            *


*        Less than 1%.
(1) Represents all shares subject to options held by such selling security holder and which may be sold pursuant to this prospectus, whether or not such shares are deemed to be beneficially owned pursuant to Rule 13d-3 of the Exchange Act.
(2) We have assumed for purposes of this table that all of the shares offered by the selling security holders have been sold pursuant to this prospectus.
(3) Percentages are computed on the basis of 25,989,691 shares of AR-CombiMatrix stock outstanding as of September 15, 2003.
(4) Includes 34,184 shares held by Talkot Crossover Fund L.P. of which Mr. Akin serves as managing general partner.

                              PLAN OF DISTRIBUTION

     The shares of AR-Acacia Technologies stock and AR-CombiMatrix stock offered by this prospectus may be sold by the selling security holders or by their respective pledgees, donees, transferees or other successors in interest. Such sales may be made at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices, and may be made on the Nasdaq National Market or the Nasdaq SmallCap Market, or any exchange on which our AR-Acacia Technologies stock and AR-CombiMatrix stock may then be listed. The shares may be sold by one or more of the following:

         o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         o one or more block trades in which a broker or dealer so engaged will attempt to sell all or a portion of the shares held by the selling security holders as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchase by a broker or dealer as principal and resale by such broker or dealer as principal and resale by such broker or dealer for its account under this prospectus;

         o an exchange distribution in accordance with the rules of the applicable exchange;

         o privately negotiated transactions between the selling security holders and purchasers without a broker-dealer.

         o    underwritten offerings;

         o agreements by the broker-dealer and the selling security holders to sell a specified number of such shares at a stipulated price per share;

         o    a combination of any such methods of sale; and

         o    any other method permitted by applicable law.

     The selling security holders may effect such transactions by selling shares to or through broker dealers, and such broker dealers will receive compensation in negotiated amounts in the form of discounts, concessions, commissions or fees from the selling security holders and/or the purchasers of the shares for whom such broker dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker dealer might be in excess of customary commissions). Such brokers or dealers or other participating brokers or dealers and the selling security holders may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales. Except for customary selling commissions in ordinary brokerage transactions, any such underwriter or agent will be identified, and any compensation paid to such persons will be described, in a prospectus supplement. In addition, any securities covered by this prospectus that qualify for sale under Rule 144 might be sold under Rule 144 rather than under this prospectus.

     We will file a supplement to this reoffer prospectus, if required, under Rule 424(b) under the Securities Act upon being notified by a selling security holder that any material arrangement has been entered into with a broker-dealer or financial institution for the sale of shares through a block trade, special or underwritten offering, exchange distribution or secondary distribution or a purchase by a broker, dealer or financial institution. Such supplement will disclose:

         o the name of each selling security holder and of the participating broker-dealer(s) or financial institution(s);

         o    the number of shares involved;

         o    the price at which such shares were sold;

         o the commissions paid or discounts or concessions allowed to such broker-dealer(s) or financial institution(s), where applicable;

         o that such broker-dealer(s) or financial institution(s) did not conduct any investigation to verify the information set out or incorporated by reference in this reoffer prospectus; and

         o    other facts material to the transaction.

        In addition, upon being notified by a selling security holder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this reoffer prospectus.

       We will not pay any of the expense associated with sales by the selling security holders. The selling security holders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities in connection with the offering of the shares arising under the Securities Act of 1933.

        The selling security holders and any underwriters, brokers, dealers, financial institutions or agents that participate in the distribution of the common stock may be deemed to be "underwriters" under the Securities Act, and any profit on the sale of the common stock by them and any discounts, commissions or concessions received by any such underwriters, dealers, financial institutions or agents might be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

        The selling security holders and any other person participating in the distribution will be subject to the applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations under the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of any other person participating in the distribution. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the particular shares of common stock being distributed for a period of up to five business days prior to the commencement of the distribution. This may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

                                     EXPERTS

     The financial statements of Acacia Research Corporation incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Acacia Research Corporation, for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Acacia Technologies Group (a division of Acacia Research Corporation) incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Acacia Research Corporation for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of CombiMatrix Group (a division of Acacia Research Corporation) incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Acacia Research Corporation for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                  LEGAL MATTERS

     The validity of the shares of our AR-CombiMatrix stock and AR-Acacia Technologies stock offered hereby has been passed upon for us by Allen Matkins Leck Gamble & Mallory LLP, Century City, California.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, referred to as the SEC. You may read and copy any document we file at the SEC's Public Reference Room 1034, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC's web site at HTTP://WWW.SEC.GOV. You may also read and copy this information at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     We maintain a site on the Internet at HTTP://WWW.ACACIARESEARCH.COM. The information contained in our website is not part of this prospectus and you should not rely on it in deciding whether or not to purchase our securities.

         We have filed with the SEC a registration statement on Form S-8, of which this reoffer prospectus is a part, under the Securities Act of 1933 with respect to the securities being offered. This reoffer prospectus does not contain all of the information set forth in the registration statement. We have omitted information as permitted by the rules and regulations of the SEC. Statements contained in this reoffer prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each statement made in this reoffer prospectus is qualified in all respects by the contents of the exhibits and schedules to the registration statement.

                      INFORMATION INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the documents listed below, and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") until the selling security holders sell all of the shares offered herein. This prospectus is part of a registration statement we filed with the SEC. The documents we incorporate by reference are:

         1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed March 27, 2003;

         2. Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003, filed on May 9, 2003;

         3. Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003, filed on August 12, 2003;

         4. The description of our AR-CombiMatrix stock and AR-Acacia Technologies stock contained in our Registration Statement on Form 8-A, filed December 19, 2002; and

         5. All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereunder have been sold, or which deregisters all securities then remaining unsold under this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

      We will provide without charge a copy of these filings or, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon such person's written or oral request, a copy of any and all of the information incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates. Requests should be directed to the Secretary at Acacia Research Corporation, 500 Newport Center Drive, 7th Floor, Newport Beach, California 92660, telephone (949) 480-8300.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

         (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as filed with the Commission on March 27, 2003;

         (b) The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, as filed with the Commission on May 9, 2003;

         (c) The Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, as filed with the Commission on August 12, 2003; and

         (d) The description of the Registrant's Acacia-Research-CombiMatrix common stock and Acacia Research-Acacia Technologies common stock contained in the Registration Statement on Form 8-A as filed with the Commission on December 19, 2002 and any amendment or report filed with the Commission for the purpose of updating such description.

        All documents that we subsequently file under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 before we file a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

        Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4. DESCRIPTION OF SECURITIES

        Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

       Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation-a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was unlawful.

     A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

     As permitted by Section 145 of the Delaware General Corporation Law,
Article VII of Acacia's certificate of incorporation provides:

              No person shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, including without limitation for serving on a committee of the Board of Directors, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. If the DGCL is amended after the date of the filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Any amendment, repeal or modification of this Article VII shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, repeal or modification.

     Acacia has purchased insurance on behalf of any person who is or was a director, officer, employee or agent of Acacia, or is or was serving at the request of Acacia as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not Acacia would have the power to indemnify him against such liability under the provisions of Acacia's certificate of incorporation.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable.

ITEM 8.  EXHIBITS
   EXHIBIT
   NUMBER                           EXHIBIT
--------------    --------------------------------------------------------------
   5.1            Opinion of Allen Matkins Leck Gamble & Mallory LLP

   23.1           Consent of Independent Accountants regarding Acacia Research
                  Corporation

   23.2           Consent of Independent Accountants regarding Acacia
                  Technologies Group

   23.3           Consent of Independent Accountants regarding CombiMatrix Group

   23.4 Consent of Allen Matkins Leck Gamble & Mallory LLP (contained in Exhibit 5.1)

   24.1 Power of Attorney (contained on page II-2 of this registration statement)

   99.1           2002 CombiMatrix Stock Incentive Plan*

   99.2           2002 Acacia Technologies Stock Incentive Plan*
___________

*Incorporated by reference from Acacia Research's Registration Statement on Form
 S-8 (File No. 333-102181).

ITEM 9. UNDERTAKINGS

          (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on the 30th day of September, 2003.

                                        ACACIA RESEARCH CORPORATION

                                        By: /s/ Paul R. Ryan
                                            ------------------------------------
                                            Paul R. Ryan
                                            CHAIRMAN AND CHIEF EXECUTIVE OFFICER


                                POWER OF ATTORNEY

     The undersigned directors and officers of Acacia Research Corporation hereby constitute and appoint Paul R. Ryan and Clayton J. Haynes and each of them, as his true and lawful attorneys-in-fact and agents, with full power to act without the other and with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement, and new registration statements relating to this Form S-8, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

      SIGNATURE                                TITLE                                     DATE
      ---------                                -----                                     ----
/s/ Paul R. Ryan                    Chief Executive Officer and Chairman           September 30, 2003
-----------------------------       (Principal Executive Officer)
Paul R. Ryan


/s/ Clayton J. Haynes               Chief Financial Officer (Principal             September 30, 2003
-----------------------------       Financial and Accounting Officer)
Clayton J. Haynes


/s/ Robert L. Harris, II            President and Director                         September 30, 2003
-----------------------------
Robert L. Harris, II


/s/ Thomas B. Akin                  Director                                       September 30, 2003
-----------------------------
Thomas B. Akin


/s/ Rigdon Currie                   Director                                       September 30, 2003
-----------------------------
Rigdon Currie


/s/ Fred A. de Boom                 Director                                       September 30, 2003
-----------------------------
Fred A. de Boom


/s/ Edward W. Frykman               Director                                       September 30, 2003
-----------------------------
Edward W. Frykman


/s/ G. Louis Graziadio, III         Director                                       September 30, 2003
-----------------------------
G. Louis Graziadio, III


/s/ Amit Kumar                      Director                                       September 30, 2003
-----------------------------
Amit Kumar


                                  EXHIBIT INDEX

   EXHIBIT
   NUMBER                           EXHIBIT
------------      --------------------------------------------------------------

   5.1            Opinion of Allen Matkins Leck Gamble & Mallory LLP

   23.1           Consent of Independent Accountants regarding Acacia Research
                  Corporation

   23.2           Consent of Independent Accountants regarding Acacia
                  Technologies Group

   23.3           Consent of Independent Accountants regarding CombiMatrix Group

   23.4 Consent of Allen Matkins Leck Gamble & Mallory LLP (contained in Exhibit 5.1)

   24.1 Power of Attorney (contained on page II-2 of this registration statement)

   99.1           2002 CombiMatrix Stock Incentive Plan*

   99.2           2002 Acacia Technologies Stock Incentive Plan*
___________

* Incorporated by reference from Acacia Research's Registration Statement on Form S-8 (File No. 333-102181).